UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 22, 2005
(Date of earliest event reported)

UAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6033	36-2675207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 East Algonquin Road, Elk Grove Township, Illinois 60007
(Address of principal executive offices)

(847) 700-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 22, 2005, UAL Corporation (the "Company") and the Pension Benefit Guaranty Corporation ("PBGC") entered into a settlement agreement which provides for the settlement and compromise of various disputes and controversies with respect to four defined benefit pension plans of United Air Lines, Inc. ("United"), the Company's principal wholly-owned subsidiary, the United Pilot Pension Plan, Flight Attendant Pension Plan, Ground Employees' Pension Plan and the Management, Administrative and Public Contact Pension Plan (collectively, the "Pension Plans"). The settlement agreement is subject to the approval of the Bankruptcy Court.

Upon the receipt of approvals required under the settlement agreement, the PBGC and the Company will execute termination and trusteeship agreements with respect to each of the Pension Plans. The termination date for the Ground Employees' Pension Plan will be March 11, 2005, while termination dates for the other plans will be as specified in the settlement agreement. As of the date specified in the termination and trusteeship agreement for each of the Pension Plans, the PBGC shall become the statutory trustee of that plan, and the Company shall have no further duties or rights with respect to the plans.

Under the settlement agreement, the Company agreed to propose a plan of reorganization that provides for the distribution of the following consideration to the PBGC:

  $500 million in principal amount of 6% senior subordinated unsecured notes to be issued to the PBGC no later than the bankruptcy exit date, maturing 25 years from the issuance date, with interest payable in kind (notes or common stock) through 2011 (and thereafter in cash) in semi-annual installments; the notes will rank pari passu with all current and future Company or United senior unsecured debt, and will be callable at any time at 100% of par value.
  5,000,000 shares of 2% convertible preferred stock to be issued to the PBGC no later than the bankruptcy exit date, at a liquidation value of $100 per share, convertible at any time following the second anniversary of the issuance date into common stock of the reorganized Company at a conversion price equal to 125% of the average closing price of the common stock during the first 60 days following exit from bankruptcy, with dividends payable in kind semi-annually; the stock will rank pari passu with all current and future Company or United preferred stock, will be redeemable at any time at $100 par value at the option of the issuer, and will be non-transferable until two years after the issuance date.
  $500 million in principal amount of 8% contingent senior subordinated unsecured notes to be issued to the PBGC in up to eight equal tranches of $62.5 million, depending upon the achievement of specified levels of EBITDAR and on other terms and conditions, each tranche maturing 15 years from its respective issuance date, with interest payable in cash in semi-annual installments; the notes will rank pari passu with all current and future Company or United senior unsecured debt, and will be callable at any time at 100% of par value.
The distribution of these securities to the PBGC is subject to a "safety valve" provision that allows for modifications to the terms of the securities to the extent that such terms are materially impairing, hindering or delaying the Company's ability to obtain the necessary financing to exit bankruptcy.

The settlement agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the settlement agreement.

Any defined contribution plan proposed to be provided by the Company to its employees following the termination of the Pension Plans shall be subject to the PBGC's consent, such consent not to be unreasonably withheld. The Company further agrees not to establish any new ERISA qualified defined benefit pension plans for ten years after the date of the Company's exit from bankruptcy. Upon receipt of the approvals specified in the settlement agreement, the PBGC will be deemed to have settled and released various claims.

Item 9.01		Financial Statements and Exhibits.

(c)	Exhibits	Description

	10.1	Settlement Agreement, dated as of April 22, 2005, by and among UAL Corporation and all of its direct and indirect subsidiaries and the Pension Benefit Guaranty Corporation

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

By:	/s/ Paul R. Lovejoy
Name:	Paul R. Lovejoy
Title:	Senior Vice President,
General Counsel and Secretary

Dated:  April 28, 2005

Exhibit Index

Exhibit No.	Description

10.1	Settlement Agreement, dated as of April 22, 2005, by and among UAL Corporation, all of its direct and indirect subsidiaries and the Pension Benefit Guaranty Corporation